EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Allison Beach	Joe Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES AGREEMENT TO SELL RESIDENCE INN SAN DIEGO SORRENTO MESA

DALLAS, September 11, 2025 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) ("Ashford Trust" or the "Company") announced today that it has signed a definitive agreement to sell the 150-room Residence Inn San Diego Sorrento Mesa located in San Diego, California for $42.0 million or $280,000 per key. The sale is expected to be completed in October 2025 and is subject to normal closing conditions. The Company provides no assurances that the sale will be completed on these terms or at all.
When adjusted for the Company's anticipated capital expenditures of $16.0 million, the sale price represents a 5.7% capitalization rate on net operating income or a multiple of 15.3 times Hotel EBITDA for the twelve months ended July 31, 2025. Excluding the anticipated capital spend, the combined sale price represents a 7.9% capitalization rate on net operating income or a multiple of 11.1 times Hotel EBITDA for the twelve months ended July 31, 2025.
“The planned sale of the Residence Inn San Diego Sorrento Mesa reflects our ongoing strategy to opportunistically deleverage the portfolio while creating value for our shareholders,” commented President and Chief Executive Officer Stephen Zsigray. “This transaction provides us with increased financial flexibility moving forward.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.
2